Exhibit 10.1

SIENTRA, INC.

EMPLOYMENT AGREEMENT

VALERIE MILLER

This Employment Agreement (the “Agreement”), made between Sientra, Inc. (the “Company”) and Valerie Miller (“Employee”) (collectively, the “Parties”), is effective as of September 18, 2017 (the “Effective Date”).

WHEREAS, the Company desires to employ Employee, pursuant to the terms, provisions and conditions set forth in this Agreement; and

WHEREAS, Employee desires to accept and continue his employment on the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	Duties and Responsibilities.

1.1    Position. Employee shall serve as the Company’s Vice President, Corporate Controller. During the term of Employee’s employment with the Company, Employee will devote Employee’s diligent efforts to the business of the Company.

1.2    Duties and Location. Employee shall perform such duties as are required by the Company’s Chief Financial Officer, to whom Employee will report. Employee’s primary office location shall be the Company’s Santa Barbara office. The Company reserves the right to reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location from time to time, and to require reasonable business travel. Employee shall devote substantially all of Employee’s business time and attention to the performance of Employee’s duties hereunder, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Employee shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of services to the Company, either directly or indirectly

1.3    Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Employee’s employment constitutes “at-will” employment and the employment relationship may be terminated by the Employer or Employee at any time, with or without notice, subject to the provisions of this Agreement.

2.	Compensation.

2.1    Salary. As of the Effective Date, Employee’s current base salary shall be payable at the annualized rate of $245,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2    Performance Bonus. Due to the particular duties of Employee at the Company, Employee may receive a performance bonus of up to 30% of Employee’s Base Salary (“Performance Bonus”) based upon the following criterion: (i) attainment of overall the corporate objective(s) ; and (ii) attainment of personal performance objectives. The achievement of and amount of the Performance Bonus as measured by the foregoing criterion shall be determined by the Compensation Committee of the Board of Directors (the “Board”) (or a subcommittee thereof) (the “Committee”) in the sole and absolute discretion of the Committee. Any subsequent year Performance Bonus criterion will be determined by the Committee and attached as an addendum to this Agreement and shall supersede any prior criterion.    Executive must remain an active employee through the end of any given Performance Bonus determination, except as expressly contemplated in Section 6 below. The Committee may grant the pro rata payment of the Performance Bonus under certain circumstances in its sole and absolute discretion.

2.3    Equity Incentive Award. Following your agreement with these terms, it will be recommended to the Compensation Committee that you be granted an award of 35,000 (three year vesting) restricted stock units. The restricted stock units shall be governed by the Company’s standard form of stock option agreement and restricted stock unit agreement, respectively, and subject to the terms and conditions of this Agreement.

3.    Company Benefits. Employee shall be entitled to participate in all employee benefit programs for which Employee is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees from time to time and at any given time.

4.     Paid Time Off. Employee shall be entitled to accrue and use paid time off in accordance with the terms of the Company’s policies and practices, however, that in no event will Employee’s paid time off accrual rate be lower than thirteen point thirty-three (13.33) hours per month.

5.    Expenses. The Company will reimburse Employee for reasonable and normal, out-of-pocket airfare, car rental, travel, local transportation, entertainment, or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, provided that such expense reimbursement claims are supported by relevant documentation and are made in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.	Termination of Employment; Severance.

6.1    At-Will Employment. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. The period during which Employee’s employment continues in effect shall be referenced as the “Employment Period.”

6.2    Termination for Cause; Resignation; Death or Disability.

(a)    The Company may terminate Employee’s employment with the Company at any time for Cause (as defined below). Further, Employee may resign at any time, with or without Good Reason (as defined below). Employee’s employment with the Company may also be terminated due to Employee’s death or disability. “Disability” means disability caused by any physical or mental injury, illness or incapacity as a result of which Employee is or will be unable to effectively perform the essential functions of Employee’s duties, even with a reasonable accommodation that does not impose an undue hardship on the Company, for a continuous period of more than 90 days or for

120 days (whether or not continuous) within a 180 day period, as determined by the Committee or the Board of Directors in good faith.

(b)    If Employee resigns for any reason, except as provided in Section 6.4 below, or the Company terminates Employee’s employment for Cause, or upon Employee’s death or disability, then (i) Employee will no longer vest in any equity awards, (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned), and (iii) Employee will not be entitled to any severance benefits.

6.3    Termination without Cause. In the event Employee’s employment with the Company is terminated by the Company without Cause (and other than as result of death or disability), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Employee remains in compliance with the terms of this Agreement, the Company shall provide Employee with the following severance benefits (collectively, the “Severance Benefits”):

(a)    In the event of a termination by the Company without Cause the Company shall pay Employee (i) an amount equal to nine (9) months of Employee’s then-current Base Salary paid in equal installments on the Company’s regularly-scheduled payroll dates over the nine month period immediately following the date of Separation of Service.

(b)    Provided that Employee timely elects continued coverage under COBRA, the Company shall, within 30 days of receipt of verification of COBRA coverage, pay Employee’s COBRA premiums to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Employee’s Separation from Service and ending on the earliest to occur of: (i) nine (9) months following Employee’s Separation from Service; (ii) the date Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the date of Employee’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Employee elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Employee obtains other employment or (y) the last day of the 9th calendar month following Employee’s Separation from Service date.

6.4     Termination in Connection with Change in Control. If Employee is terminated without Cause (and other than as result of death or disability) or Employee resigns for Good Reason (as defined below) immediately prior to the closing of a Change of Control (as defined below) or within twelve (12) months following the closing of a Change of Control, such termination qualifies as a Separation from Service, and provided that Employee remains in compliance with the terms of this Agreement, then (a) Employee will be entitled to all of the Severance Benefits provided for in Section 6.3 above, and (b) 100% of all of Employee’s then-outstanding unvested Company equity awards will accelerate and will be deemed vested and exercisable as of Employee’s Separation from Service.

7.    Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits provided in Section 6.3 and Section 6.4 above, as applicable, will be subject to Employee signing and not revoking within the permitted timeframe a separation agreement and release of claims in substantially the form set forth on Exhibit A hereto (the “Separation Agreement and General Release”) within the time period set forth therein, which shall not exceed thirty (30) days from the date of Employee’s Separation from Service (the “Release Period”). No Severance Benefits will be paid or provided until the Separation Agreement and General Release becomes effective. If the Release Period described in the preceding sentence spans two calendar years, then payment of Severance Benefits will in any event commence in the second calendar year to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Employee shall also resign from all positions and terminate any relationships as an employee with the Company and any of its affiliates, each effective on the date of termination.

8.    Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such time period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9.    Return of the Company Property. Employee agrees that all documents and other materials of any kind pertaining to the business of the Company (including Confidential Information in any format) in Employee’s possession at any time during employment are and shall be the property of the Company and that all such property, including all copies thereof and all such information contained on Employee’s personal computer(s), mobile phones, tablets, PDAs, or other electronic storage devices shall be surrendered by Employee to the Company upon the Company’s request from time to time during such employment, and with or without request upon termination of employment.

10.	Definitions.

10.1    Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) Employee’s willful and continued failure substantially to perform his duties and responsibilities to the Company hereunder in accordance with the lawful instructions of the Company and Board, or a willful, material violation of a material policy of the Company that has caused or is reasonably expected to result in material injury to the Company, in either case which, if curable, Employee fails to cure within thirty (30) business days following written notice from the Company or the Board; (b) Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (c) Employee’s willful breach of any of his obligations under any written agreement or covenant with the Company, which, if curable, Employee fails to cure within thirty (30) business days following written notice from the Company or Board; or (d) Employee’s material and willful violation of a federal or state law or regulation applicable to the business of the Company that has caused or is reasonably expected to result in injury to the Company.

10.2    Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning provided in the Company’s 2014 Equity Incentive Plan.

10.3    Corporate Transaction. For purposes of this Agreement, “Corporate Transaction” shall have the meaning provided in the Company’s 2014 Equity Incentive Plan.

10.4     Good Reason. For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Employee’s affirmative prior written consent to such adverse change (which specifically acknowledges Employee’s waiver of the Good Reason condition with respect to the individual action that would otherwise form the basis of a resignation for Good Reason): (a) a material reduction in Employee’s base salary, bonus opportunity or benefits; (b) a material reduction in Employee’s title, duties, responsibilities and/or authority; or (c) relocation of Employee’s principal place of employment to a place other than Santa Barbara, California or fifty (50) mile radius. In order to resign for Good Reason, Employee must provide written notice to the Chief Executive Officer or Human Resources within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Employee must resign from all positions Employee then holds with the Company not later than sixty (60) days after the expiration of the cure period.

11.    Proprietary Information Obligations. Regardless of the reason of Employee’s termination of employment with the Company, Employee will continue to comply with the Employee Confidentiality, Inventions and Non-Interference Agreement dated September 11, 2017 (the “Confidentiality Agreement” or “CINA”) and all employee policies related to confidentiality and access to trade secrets of the Company’s business and its clients.

12.    No Adverse Interests. Employee agrees not to intentionally or knowingly acquire, assume or participate in, directly or indirectly, any position, action, undertaking, investment or interest known by Employee to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13.    Non-Solicitation. Employee agree that during the period of employment with the Company and for twelve (12) months after the date Employee’s employment is terminated for any reason, Employee will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

14.    Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company will pay the arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the arbitrator, and rental of a room to hold the arbitration hearing. However, if Employee is the party initiating the claim, Employee shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the State of California. The Arbitrator shall award reasonable legal fees and/or costs to the prevailing party in any dispute subject to arbitration under this Agreement, to the extent permitted by applicable law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15.	General Provisions.

15.1    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.

15.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

15.3    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4    Ownership of Property. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made or reduced to practice by you (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part in the course of work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws and Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including without limitation, assignments, consents, powers of attorney and other instruments). Employee understands, however, that there is no obligation being imposed on Employee to assign any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless (i) such Work Product relates (A) to the Company’s businesses or (b) to Company’s actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by Employee for Company under this Agreement. If no such Work Product is listed, Employee represents to the Company that Employee does not now own, nor has Employee ever owned, nor made, any such Work Product.

15.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

15.6     Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8    Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

15.9    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

15.10    Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Employee and the Company with regard to this subject matter. It supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company. This Agreement will not be construed in favor of or against Company by reason of the extent to which Company participated in the preparation of this Agreement. This Agreement must be executed by Employee on or before August 25, 2017, or it shall be of no force and effect, and the terms and conditions of Employee’s employment with the Company shall not be governed or otherwise modified by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

SIENTRA, INC.

By:	/s/ Jeffrey Nugent
Name: Jeffrey Nugent
Title: Chairman of the Board & Chief Executive Officer

EMPLOYEE

By:	/s/ Valerie Miller
Name: Valerie Miller

EXHIBIT A

Release

                             , 20

Valerie Miller

Address: last address on file with the Company

RE: Separation Agreement and General Release

Dear Valerie,

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding the separation of your employment with Sientra, Inc. (the “Company”). This Agreement will become effective on the “Effective Date” as defined in Section 1 herein. You and the Company hereby agree as follows:

1.    SEPARATION. You have submitted and the Company has accepted your resignation from the Company, including any and all positions and offices held by you, effective                 , 20     (the “Separation Date”).

2.    SEPARATION BENEFITS. In exchange for your covenants and releases herein, and provided that this Agreement becomes effective as of the Effective Date, the Company will provide you with the following separation benefits (collectively, the “Separation Benefits”), which are equivalent in amount to those described in Section(1)            of the Employment Agreement between you and the Company effective                                         ( the “Employment Agreement”).

(a)    [reserved]

(b)    [reserved]

(c)    Tax Withholding. All compensation described in this Section 2 will be subject to the Company’s collection of all applicable federal, state and local income, social security and other payroll taxes. In addition, your final check will be net of your regular contribution toward health insurance premiums.

(d)    Final Expense Report. You will have ten (10) days from the Separation Date to submit a final, documented expense report via Concur reflecting all business expenses incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.

(e)    Health Care Coverage. Company will notify ADP, our COBRA administrator, and our insurance carriers of your separation. ADP will provide you with election forms for continuation of your insurance as required by the federal law known as COBRA. Under COBRA, you have 60 days from the day you receive the COBRA election form from ADP to elect continuation of your coverage. You will have an additional 45 days following this election to pay any premiums that became due prior to your election. Unless otherwise agreed to as part of Section(1) of your Employment Agreement, your election of and payment for continued health insurance will be dealt with between you and ADP. Nothing in this Agreement should be construed as extending your COBRA period beyond that which is required under the law, nor is the Company assuming any responsibility that you have for formally electing to continue coverage.

(1)         Relevant section number to be included based on type and timing of termination. Actual benefits to be paid/provided will reflect the wording in the relevant section of the employment agreement (e.g. with respect to any cash payments, and equity vesting).

3.    OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein you acknowledge and agree that you are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.

4.    TERMINATION OF THE COMPANY’S OBLIGATIONS. Notwithstanding any provisions in this Agreement to the contrary and except as consented to above, the Company’s obligations hereunder shall cease and be rendered a nullity immediately should you fail to comply with any of the provisions of this Agreement.

5.    COMPANY PROPERTY. You represent and confirm that on the Separation Date, you will deliver to a Company representative all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, account lists or client contact lists, computer security access, files, business plans, notes, financial information, financial information, data, computer-recorded information, tangible property, including keys, entry fobs, product samples marketing materials, all equipment and accessories, office equipment and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company; provided that you shall be permitted to retain copies of documents relating to the terms and conditions of your employment with the Company (for example, copies of Stock Option Agreements).

6.    CONFIDENTIAL INFORMATION AND PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge signing the Company’s standard Employee Confidentiality, Inventions and Non-Interference Agreement (the “CINA”) containing a confidentiality agreement in connection with your employment with the Company, dated September 18, 2017. You represent that you have complied with and will continue to comply with the terms of the CINA and you acknowledge that the relevant terms of the CINA will continue in full force and effect.

7.    NON-DISPARAGEMENT; INQUIRIES. For three years following the Effective Date, you shall not make any disparaging comments or statements about the Company, its services, its products, its work, the members of its Board of Directors (the “Board”), or executive management. The Company will follow its standard neutral reference policy in response to any inquiries regarding you from prospective employers, i.e., only dates of employment and position(s) held will be disclosed. The Company agrees, for three years following the Effective Date, to direct the members of the Board and executive officers of the Company not to make any disparaging comments about you, your professional capabilities or your service to the Company. Nothing in this Agreement shall preclude you or the Company (or its employees, officers, directors, or agents) from responding accurately and fully to any question, inquiry or request for information when required by legal process.

8.    COOPERATION AND ASSISTANCE. You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit you from testifying truthfully under subpoena. You warrant that you have not previously provided assistance, information, encouragement, or advice, directly or indirectly, to any person or entity in connection with any claim by or against the Company. You agree to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company. The Company agrees to compensate you for your time spent consulting with and traveling to any litigation-related proceeding at a reasonable the rate to be agreed between you and the Company plus reimbursement of reasonable travel costs.

9.      INJUNCTIVE RELIEF. The parties agree that any remedy at law will be inadequate for any breach by you or the Company of the covenants under Sections 6, 7, and 8 of this Agreement, and that each party shall be entitled to an injunction both preliminary and final, and any other appropriate equitable relief to enforce her or its rights set forth in these Sections. Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies either party may have.

10.      RELEASE OF CLAIMS.

(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits, by signing below you (on your own behalf and on behalf of your successors, heirs, and assigns) hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from and covenant not to sue the Release Parties with respect to any and all claims, demands, grievances, liabilities, obligations, and causes of action or suits of any kind both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, the Employment Agreement, or the termination of your employment: (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses , paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company: (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local legal or administrative claims, arising under any express or implied contract, law (federal, state, local or administrative), rule, regulation, or ordinance, under including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Equal Pay Act (as amended) the Fair Labor Standards Act (as amended) the Age Discrimination in Employment Act (as amended) (“ADEA”), the Older Workers Benefit Protection Act (as amended) (“OWBPA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended) and/or any Claims arising under any other local, state or federal law governing harassment, discrimination and/or retaliation in employment.

(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; (iii) any rights under the Company’s equity plans and award agreements granted thereunder; and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)    Acknowledgements. You acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

(e)    The Company, on behalf of itself, and each of its parents, subsidiaries and affiliates, and each of them, hereby covenants not to sue you and fully releases and discharges you, your descendants, dependents, heirs, executors, administrators, assigns, and successors with respect to and from any and all claims, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, to the extent known by the Company or any member of the Board as of the Separation Date (each, a “Claim”) (including, without limitation, any Claim arising out of or in any way connected with your service as an officer, director, or employee of Company, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), resulting from any act or omission by or on the part of you, committed or omitted prior to the date of Company’s execution of this Agreement.

11.      ADEA WAIVER. You knowingly and voluntarily waive and release any rights you may have under the ADEA (defined above). You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled. You are advised by this writing that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release (and you have done so); (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

12.      SECTION 1542 WAIVER. In giving the applicable releases set forth herein, which include claims which may be unknown at present, each party acknowledges that you or it have or has read and understand(s) Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which VALERIE MILLER does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with Sientra, Inc.

Each party expressly waives and relinquishes all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

13.      NO ADMISSIONS. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

14.    ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by you and the Chairman of the Board of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

15.    SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

16.    APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

17.    SEVERABILITY. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

18.    [INTENTIONALLY LEFT BLANK]

19.    AUTHORIZATION. You and the Company warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that each of them are fully entitled and duly authorized to give their complete and final general release and discharge.

20.    COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

21.    SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.    PHOTOCOPIES. A photocopy of this executed Agreement shall be as valid, binding, and effective as the original Agreement.

23.    SECTION 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those exemptions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed to the greatest extent possible in a manner that complies with Section 409A. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. If the release revocation period spans two calendar years, payments will commence in the second of those two calendar years to the extent required to comply with Section 409A.

[SIGNATURE PAGE FOLLOWS]

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.

Sincerely,

SIENTRA, INC.

BY:
Title:

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions, including the releases and waivers set forth in this Agreement as stated above.

Valerie Miller	Date